AMDL DIAGNOSTICS INC. & TAROM APPLIED TECHNOLOGIES

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made and entered into this 30th day of September, 2009 (“Effective Date”) by and between AMDL Diagnostics Inc., (“AMDL” or “Company”), having its principal place of business at 2492 Walnut Avenue, Suite 100, Tustin, California 92780-6953 and Tarom Applied Technologies, Ltd. having its principal place of business at 93 Jabotinsky St. Petach-Tikva, Israel (hereinafter “Tarom Applied Technologies" or “Distributor”).

RECITALS

A.	AMDL is, among other things, engaged in the business of developing and manufacturing cancer diagnostic tests.

B.
Distributor is, among other things, engaged in the business of marketing and selling medical devices and healthcare products to clinical and research laboratories, pharmaceutical and biotechnologies industries and other health care providers.

C.
Distributor desires to obtain the exclusive right to market, sell and distribute the products (the “Products”) which are set forth on Exhibit A hereto in the “Territory” (as defined in Section 1(c) below), all in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set forth, the parties hereby covenant and agree as follows:

1.           GRANT OF DISTRIBUTORSHIP.

(a)           Upon the terms and subject to the conditions set forth herein, Company hereby grants to Distributor the exclusive right during the term hereof, within the Territory, to distribute market and sell the Products which are set forth on Exhibit 1 (the “Distributorship”).

(b)           For purposes of this Agreement, the “Territory” includes the following countries: Israel.

(c)           During the Term (as hereinafter defined), Distributor shall be permitted to use all trademarks and trade names of Company associated with the Products and all Products shall bear the trade names and trademarks applied by Company at its production facility.  Distributor, at its own expense may add its name, logo, and the words, “Distributor in Israel” to Product packaging and labels.

2.           ACCEPTANCE OF DISTRIBUTORSHIP.  Distributor hereby accepts the Distributorship and agrees to make all sales hereunder in accordance with this Agreement.  Distributor further agrees to use its reasonable efforts to promote sales of the Products within the Territory and not to distribute, market or sell any Products outside thereof.

3.           CONDITIONS OF SALE TO DISTRIBUTOR.  Company’s Conditions of Sale as set forth in Exhibit 2 hereto, effective on the date of each Distributor order to Company are made a part of this Agreement, are incorporated herein by this reference and shall be applicable to all orders placed by Distributor. Subject to Section 5 of this Agreement, the Company may modify the Conditions of Sale by providing the Distributer a 3 (three) months prior written notice. Upon delivery of same to Distributor the modified Conditions of Sale shall become effective for all orders placed after the date of delivery.

4.           TERM.

(a)           Initial Term and Renewal Terms.  The initial term of this Agreement shall commence on the date hereof, and shall end on September 30th, 2011 (the "Initial Term"), unless earlier terminated pursuant to the provisions of Section 10.

(b)           Renewal Terms.  Following the expiration of the Initial Term and each Renewal Term (as defined below), this Agreement shall be automatically extended for additional 12 (twelve) month period (the “Renewal Term(s)”), unless earlier terminated pursuant to the provisions of Section 10.

5.           PRICES; PAYMENT; DELIVERY.

(a)           Prices.  The prices for Products to be sold to Distributor pursuant to this Agreement shall be as set out in Exhibit 3 and shall remain fixed from the date this Agreement is executed through September 30, 2011. The purchase price shall be subject to adjustment thereafter effective with each Renewal Term.  Notwithstanding the foregoing, Company and Distributor may agree to alter pricing during the term of this Agreement; however, any such adjustment shall only be effective if entered into in writing by both parties hereto.

(b)           Resale Prices.  Distributor shall have the right to resell the Product within the Territory at such prices as Distributor, in its sole and absolute discretion, shall determine.  Within ten (10) days of the date hereof, Distributor shall provide the Company with a list of the initial sales prices to be charged to its customers.  Distributor shall provide a copy of any new or revised sales price for the Products, within ten (10) days of any such change. The Distributor shall be entitled to provide discounts from the sales prices, as it deems fit in its sole discretion.

(c)           Orders.  All orders of the Products shall be placed directly to the Company.  All orders shall be e-mailed or faxed to the e-mail address or fax number listed below:

sales@amdl.com
(714) 505-4464 – facsimile

All orders shall be faxed or e-mailed to Company at least two weeks prior to the requested delivery date.  All orders to Company should specify the following:

(i)           Quantity ordered (in 96 well units);
(ii)           Purchase Order Number; and
(iii)           Requested delivery dates.

(d)           Payment.  Except with respect to the first shipment, the Distributor will remit full payment to Company, by wire transfer, within sixty (60) days of the date of the invoice sent by the Company, which shall be issued following the delivery of the Products to the Distributor. The payment terms for the first shipment shall be paid by the Distributor by wire transfer prior to shipment of the Products.   All monies due to Company pursuant to this Agreement shall be payable in United States currency.  In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be paid by Distributor in accordance with this Section.

(e)           Shipping and Packaging.  The Products shall be packaged in accordance with the required specifications as agreed between Company and Distributor.  Shipping and handling is not included in the Product purchase price and will be a further obligation of Distributor.  All charges for shipping shall be paid by Distributor.

(f)           Delivery.                       Company will ship each order to Distributor at Tarom Applied Technologies, Ltd. 93 JABOTINSKY ST., PETACH-TIKVA 49517, P.O.BOX 39338 TEL-AVIV 61392 Israel or such other address as may be indicated on any such order.  All Product shipped to Distributor will include the marking “For Use Outside the United States Only.”  Company shall have no responsibility for any written orders until received from Distributor.

6.           CONFIDENTIAL INFORMATION.

(a)           All Product lists, catalogs, circulars, sales leaflets, advertising materials, other marketing aids, customer names, prices and any other confidential information of any party (the "Confidential Information") furnished by the disclosing party to the receiving party pursuant to this Agreement are the property of the disclosing party, are of a confidential nature and not intended to be disclosed to others and shall be utilized by the receiving party solely for the purpose of this Agreement.  The receiving party shall not, for any reason whatsoever, divulge or communicate directly or indirectly any part of the Confidential Information to any third party, except where permitted under this Agreement.

(b)           The receiving party shall have the right to communicate the Confidential Information to employees, subsidiary dealers, assistants and after-sales personnel when necessary for the purposes of this Agreement and shall assume at its cost all reasonable precautions and measures necessary for the purpose of discharging its obligations pursuant to this Section 6.

(c)           The receiving party shall utilize the same degree of care it uses to protect its own confidential information, but in no event less than a reasonable degree of care.  Information shall not be deemed as Confidential Information, for purposes of this Agreement, if:  (a) such information shall become known to others without disclosure by  the receiving party, (b) reasonably believed by the receiving party to have been lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (c) independently developed by the receiving party without any use of the Confidential Information, (d) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (e) approved in writing by the disclosing party for disclosure.

(d)           The obligations of Distributor and the Company under this Section shall survive the expiration or termination of this Agreement.

7.           TRADEMARKS AND TRADE NAMES.

(a)           Ownership.  Distributor recognizes the validity of Company’s trademarks and trade name, acknowledges that the same are the property of Company, and agrees that Distributor owns no interest in, and agrees not to infringe upon, harm or contest the rights of Company to its trademarks and trade names.  Distributor will not take any action in derogation of Company’s rights to its Trademarks.

(b)           Use of Trademarks and Trade Names.  Distributor shall have the right to use Company’s trademarks or trade names solely in connection with its activities as Distributor during any period this Agreement is in effect.  Use shall be limited to Products purchased from Company, sales and marketing material provided by Company and pre-approved sales and marketing material produced by Distributor.  Distributor shall not use any of Company’s trademarks or trade names, except in connection with its role as Distributor under the terms of this Agreement.

(c)           Termination.  Distributor agrees that upon termination of this Agreement for any reason it will discontinue the use of and destroy or return as directed by Company, any marketing samples and materials as well as any advertising, or other marketing materials bearing any of Company’s trademarks or trade names.

8.           DISTRIBUTOR’S GENERAL COVENANTS.

Distributor shall do all of the following:

(a)           Prepare application to all regulatory bodies in the Territory whose approval is required to market the Products, including organization, management and completion of required clinical tests.  Application shall be reviewed and approved by Company prior to submission.  All expenses associated with testing, preparation and submission of application will be paid by Distributor that shall be promptly reimbursed by the Company for such expenses in full.  Any rights associated with the regulatory approval shall be exclusive to Distributor and the Company shall be named a co-applicant.  Upon termination of this Agreement, all rights associated with the regulatory approval shall revert exclusively to Company. For the purpose of receiving the required regulatory approvals, the Company shall provide the Distributor, at half price, with evaluation kits as shall be reasonably requested by the Distributor;

(b)           maintain (whether directly or through the use of contracted sales agents) a trained sales force of adequate size to provide commercially reasonable customer service, and provide medical technologists, or other qualified personnel, for training at Company’s facility in Tustin, California. The Company shall train technical and sales staff of the Distributor’s and the Distributer customers, as necessary.  All expenses associated with Distributor personnel, including but not limited to travel, lodging and related expenses, will be the sole responsibility of Distributor. The training itself shall be free of charge;

(c)           use its reasonable efforts to promote, market and extend sales of the Products in the Territory and to meet the demand therefore on reasonable terms and at competitive prices, and instruct customers about product efficiency and differentiation with competitive products;

(d)           supply Company non binding quarterly sales projections on a regular basis to enable production planning, and sales reports indicating numbers of customers called on, customers ordering, and other documentation indicating Distributor’s sales effort and progress;

(e)           work diligently to obtain orders and to enhance the reputation of Company and the Products and shall at all times act in a responsible and ethical way in connection with the promotion and sale of the Products;

(f)           respond promptly and appropriately to costumers' requests for information concerning the Products and their use;

(g)           respond promptly and appropriately to customers' orders, service requests and complaints;

(h)           not manufacture, market, sell or distribute products competitive with the Products during the term of this Agreement and for one (1) year after the termination of this Agreement; Notwithstanding the aforementioned, the Distributer shall be entitled to manufacture, market, sell and distribute products of its suppliers as of the date of this Agreement.

(i)           participate in all fairs or exhibitions in the Territory where such participation will, in the reasonable judgment of Distributer, promote the Products;

(j)           actively cooperate with Company in implementing sales programs, advertising programs or other promotional programs regarding the Products in the Territory, sponsored by Company;

(k)           submit to Company all advertising, labeling and other promotional materials with respect to the Products before utilizing the same. The Distributor shall not be obligated to translate such promotional material which may be written in Hebrew;

(l)           not publish, cause to be published, encourage or permit any advertising or practice which might deceive the public or might be detrimental to the good name, trade marks, goodwill or reputation of Company;

(m)           in all correspondence and other dealings relating directly or indirectly to the sale of the Products, make clear to all concerned that Distributor is acting as independent contractor and not as agent for or partner of Company;

(n)           not in any manner (i) pledge the credit of Company or (ii) receive any money on behalf of Company or (iii) commit Company to any obligation or give any representation, warranty or promise on Company’s behalf or (iv) give any representation or warranty regarding the Products other than those contained in Company’s current literature;

(o)           not sell or make available for sale any of the Products to anyone other than appropriately licensed medical professionals in the Territory;

(p)           refer to Company all inquiries and orders Distributor may receive for the Products which relate to areas outside the Territory;

(q)           maintain adequate facilities (including inventories and price lists) and staff reasonably sufficient to serve the needs of the Territory;

(r)           when Company’s trade names or trademarks for the Products are used in any advertising, sales material or promotional material relating to the Products, Distributor shall not alter, remove or interfere with any of the Company's markings or nameplates or other trademarks attached to Products;

(s)           immediately and in writing bring to the attention of Company any improper or wrongful use in the Territory (or elsewhere) of Company patents, trademarks, designs or other industrial or commercial property rights (if any) known to Distributor and shall take such reasonable steps as may be requested by Company at the Company's expense, to safeguard Company’s proprietary rights and interests therein;

(t)           subject to the provisions of Section 9 (d) and in accordance with the provisions of Section 12, shall be responsible for obtaining all licenses and permits and for satisfying all laws, regulations and formalities as may be required to import the Products into the Territory in accordance with then prevailing law or regulations.  All licenses and permits shall be obtained in the name of Company and Distributor shall have no right of ownership of such licenses or permits.  Distributor shall not dispose of any product, software, know-how, technical data, documentation or other products or materials furnished to it pursuant to this Agreement to any party or in any manner which would constitute a violation of the export control regulations of the United States now or hereafter in effect if the disposition was made by a U.S. corporation, or a non-U.S. corporation subject to those regulations. The Company undertakes to provide the necessary assistance as shall be required from time to time to obtain and maintain the said licenses and permits.

(u)           shall comply with all laws of the Territory regarding sales and distribution of the Product, including specifically the labeling laws of the Territory;

(v)           shall be responsible for and shall pay, or reimburse Company, as applicable, for all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency of the Territory, that are (i) associated with the performance by Distributor of its obligations hereunder, (ii) the payment of any amount by Company pursuant to this Agreement, based on the Product or its use, or (iii) relate to the import of the Product into the Territory in accordance with then prevailing law or regulations;

(w)           shall supply Company on a timely basis with the necessary information and documentation requested by Company in order for Company to comply with any and all regulatory or other requirements related to the Products or the activities undertaken by Company under this Agreement;

(x)           comply with international laws and regulations applicable to the Distributor relating to, imposing liability or standards concerning, or otherwise addressing the environment, health, and/or safety in effect on the date of execution of this Agreement and thereafter, all with respect to the sale of the Products in the Territory;

(y)           promptly and in writing pass to Company details of any complaints received from customers of Distributor or others relating to the Products or Distributor’s services;

(z)           supply to Company copies of any reports, tests or results of clinical trials on the Products that come into its possession whether carried out by or for Distributor or by or for its customers, provided that such information is not considered by law or by any agreement as confidential information;

(aa)           subject to the provisions of Section 11, not at any time after the termination of this Agreement,  represent itself or cause or permit itself to be represented as being in any way a seller or Distributor of the Products.

9.           COMPANY’S GENERAL COVENANTS.

Company shall do all of the following:

(a)
The Company shall appoint the Distributer as the Company's exclusive distributor of the Products in the Territory. The Company shall not at any time during the continuance of this Agreement appoint any other person in the Territory as a distributor of the Products.  The Company, whether by itself or through any third party, shall not sell the Products in the Territory.

(b)	help the Distributor to solve Product related technical problems that might arise with marketing the Product;

(c)	provide the Distributor with technical literature and forward any inquiries, order or requests for information which are generated by potential customers located in the Territory;

(d)
Collaborate with the Distributer, including without limitation by providing any material and information necessary, in order to obtain any required license and/or permit and satisfy all law and regulations of the Territory;

(e)
inform, in writing, the Distributor of all significant new developments related to the Product(s) at least two (2) months prior to the date on which such developments are implemented in the Product(s);

(f)	use its best efforts to insure that Product(s) shipped to Distributor shall have a useful shelf life of no less than 180 days at the time of shipment;

(g)
immediately and in writing advise the Distributor any improper or wrongful use in the Territory of Company patents, trademarks, designs or other industrial or commercial property rights (if any) known to Company;

(h)	immediately in writing advise the Distributor details of any complaint received from any source in the Territory about Company and the Products;

(i)
supply to the Distributor copies of any new information, related to the Product and keep the Distributor informed about any changes in the Products, at least two (2) months prior to the date on which such changes are made to the Product(s);

(j)	provide product warranty as set forth in Appendix 2.

10.           TERMINATION.  Company may terminate the Distributorship by giving prior written notice to Distributor of such termination upon the occurrence of any of the following events:

(a)           any material breach of this Agreement, which was not been cured within 30 days as of the date of receipt of a written notice of default.

(b)           dissolution of Distributor for any reason;

(c)           if Distributor shall be restrained, prevented or hindered for a continuous period of sixty (60) days from transacting a substantial part of its business by reason of a judgment, decree, order, rule or regulation of any court, or of any administrative or governmental authority or agency;

(d)           if Distributor shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States or other law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for Distributor or its business.

(e)           following the expiration of the Initial Term, notwithstanding the foregoing, each of the Parties may terminate this Agreement upon one hundred and eighty (180) days written notice to the other party, subject and in accordance to Section 11 of this Agreement.

11.           CONSEQUENCES OF TERMINATION.  Upon termination:

(a)           Distributor shall forthwith return, at the Company's request and expense, to Company all written sales and marketing materials theretofore received from Company and any notes, copies or reproductions thereof;

(b)           Distributor shall forthwith discontinue the use of all trade names, trademarks and emblems used in connection with the Distributorship and the use of any and all signs and printed goods bearing Company’s trade name or trademarks, and any reference whatsoever thereto and

(c)           The parties’ obligations pursuant to Sections 6 (Confidential Information), 7 (Trademarks and Tradenames), 12 (Compliance with Laws and Regulations)  and 14 (Indemnification) shall survive termination of this Agreement.  All other provisions shall terminate upon termination of this Agreement;

(d)           Notwithstanding anything in the contrary set forth in this Agreement, in any event of termination of this Agreement, the Distributor's outstanding obligations towards any of its costumers and the Company's obligations towards the Distributor in accordance with this Agreement shall be in effect until the Distributor's obligations towards its costumers are expired or terminated.

12.           COMPLIANCE WITH LAWS AND REGULATIONS.

(a)           The Distributor shall comply with all applicable laws, ordinances and regulations and agrees to obtain all necessary licenses, permits and approvals necessary for the operation of the Distributorship.  Such compliance shall include, without limitation, compliance with all laws, ordinances and regulations promulgated by any applicable agency governing approval of medical test kits in the Territory (i.e., the local equivalent of the United States Food and Drug Administration).

(b)           The Distributor shall comply with all manufacturing disclosure laws and specifically indicate that the Products are manufactured by Company.

(c)           Distributor agrees to act within 90 days of the execution of this Agreement to properly register Company’s DR-70® and other Company products which have been approved by FDA so as to be freely available for sale and use throughout the Territory.

13.           INSPECTION OF DISTRIBUTORSHIP.  For the protection of Company and to maintain Company’s high standard of quality and service, Company reserves the right to inspect the procedures used by the Distributor.  Company will notify the Distributor of any failure to meet Company’s high standard of maintaining, servicing, promoting, selling and distributing the Products as determined by such inspection.  In the event the Distributor does not cure any failure within thirty (30) days after written notice, then such failure shall constitute a material breach of this Agreement.

14.           INDEMNIFICATION.

(a)           Indemnification by Company.  Company agrees to indemnify, defend, save and hold harmless Distributor and its successors and assigns, from and against any losses, damages or expenses of any nature whatsoever (including without limitation reasonable attorney's fees and other costs and expenses incident to any suit, action or proceeding) which are caused by or arise out of (a) any breach or default in the performance by Company of any covenant or agreement of Company contained in this Agreement, (b) manufacturing defect in the Products covered by the limited warranty set forth in Exhibit 2 of this Agreement, or (c) the actual fraud or negligence of Company.

(b)           Indemnification by Distributor.  Distributor agrees to indemnify, defend, save and hold harmless Company and its successors and assigns from and against any losses, damages or expenses of any kind or nature whatsoever (including without limitation reasonable attorney's fees and other costs and expenses incident to any suit, action or proceeding) which are caused by or arise out of (a) any breach or default in the performance by Distributor of any covenant or agreement of Distributor contained in this Agreement, (b) any act or omission on the part of Distributor or its employees or agents in contradiction to the use or maintenance as prescribed by the Company which results in damage to the Products or which constitutes an abuse, misuse or misrepresentation of the Product, or (c) the actual fraud of Distributor.

15.           GENERAL PROVISIONS.

(a)           Amendment.  This Agreement may be amended only by a writing signed by all of the parties.

(b)           Governing Law.  It is the intention that the laws of the State of California, United States of America, applicable to contracts to be wholly performed within such State shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder.

(c)           Jurisdiction.   Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of London, England, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

(d)           Notices.  All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to the respective address of each party set forth on the first page of this Agreement or such other addresses as the parties may have furnished to each other pursuant to the provisions of this Section.  Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered, if delivered in person; upon the seventh (7th) day after the date deposited in the mails of the United States of America, as the case may be, postage prepaid, if mailed certified or registered air mail; upon the date dispatched, if dispatched by telex; or upon the date of actual receipt, if otherwise delivered, as the case may be.

(e)           Currency of Payment.  All payments required to be made under this Agreement shall be made and expressed in terms of United States dollars or other applicable currency of the United States of America.

(f)           Assignments and Sublicenses.  Distributor shall not assign or sublicense any rights available under this Agreement without receiving the Company's prior written consent, which shall not be unreasonably delayed or denied. Notwithstanding the forgoing, the Distributor shall be entitled to assign this Agreement without the const of the Company in the event that the assignment is due to an Exit Event (as such term is defined below).

“Exit Event” means: (a) any sale, merger, reorganization or other similar transaction of the Distributor, or (b) any sale of all or substantially all of the assets of the Distributor.

(g)           Costs and Expenses.  Except as otherwise expressly provided by this Agreement, each of the parties shall bear all costs and expenses of performance by such party of its duties and obligations under this Agreement without any rights of contribution or reimbursement by the other party hereto of any kind or nature whatever.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

(i)           Captions and Section Headings.  Captions and section headings used herein are for conveniences only and are not part of this Agreement and shall not be used in construing it.

(j)           Force Majeure.  The duties and obligations of the parties hereunder shall, at all times during the term hereof, be subject to delays, or impossibility, impracticability or disability from any act, cause, contingency or circumstance beyond the control of such party, including, without limitation, any governmental action, regulation or restriction (whether foreign, federal or state), war, civil commotion, disobedience’s, riot or revolution, lack or shortage of, or inability to obtain, any labor, machinery, materials, supplies or equipment from normal sources of supply, strike, work stoppage or slow down, walk out or other labor dispute, fire, flood or other natural calamity, destruction or any adverse condition or any other accident, contingency or circumstance within or without the Territory or the United States of America beyond the control of the parties hereto.

(k)           Independent Contractor.  It is the intention of the parties that Company and Distributor are, and shall be deemed to be, independent contractors with respect of the subject matter hereof.  Nothing contained herein shall be deemed or construed in any manner whatsoever as creating any partnership, joint venture or other similar relationship between Company and Distributor.

(l)           Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

(m)           Entire Agreement.  This Agreement is intended by Company and Distributor as the final expression of their agreement and constitutes and embodies the entire agreement and understanding between them and is a complete and exclusive statement of the terms and conditions hereof and thereof, and shall supersede any and all prior correspondence, conversation, negotiations, memoranda, agreements or other understandings relating to the DR-70® test kit and any other Company Products.

16.           LIMITATION OF LIABILITY

(a)            IN NO EVENT SHALL THE DISTRIBUTOR BE LIABLE TO THE COMPANY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PRODUCTS OR FACILITIES OR SERVICES, DOWNTIME COST, OR CLAIMS OF CUSTOMERS OF THE DISTRIBUTOR FOR SUCH OTHER DAMAGES.

(b)            THE MAXIMUM CUMULATIVE LIABILITY OF THE DISTRIBUTOR  TO THE COMPANY OR ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE LESSER OF THE AMOUNTS PAID BY DISRIBUTOR TO COMPANY UNDER THIS AGREEMENT OR ONE HUNDRED THOUSAND UNITED STATES DOLLARS (US$ 100,000).

                                (c)           All causes of action against the Distributor arising out of or relating to this Agreement or the performance hereof shall expire unless brought within one (1) year of the time of accrual thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the Effective Date.

	"Distributor"	"Company"
	Tarom Applied Technologies, Ltd.	AMDL, Inc.

By:	/s/	By:	/s/
Zvi Bar, CEO		Akio Ariura, COO

EXHIBIT 1

TO SALES AND DISTRIBUTION AGREEMENT

Dated September 30th, 2009

PRODUCT LIST

1.           The Product(s) covered by this Agreement is (are):

(a)           Micro-titer plate based DR-70® in vitro 96 well diagnostic kit.

2.	The agreed minimum purchase per quarter by Distributor, for the Initial Term of this Agreement, is as follows:

Dates		Number of DR-70® Test Kits
From	To
September 30, 2009	December 31, 2009	TBD
January 1, 2010	March 31, 2010	TBD
April 1, 2010	June 30, 2010	TBD
July 1, 2010	September 30, 2010	TBD
October 1, 2010	December 31, 2010	TBD
January 1, 2011	March 31, 2011	TBD
April 1, 2011	June 30, 2011	TBD
July 1, 2011	September 30, 2011	TBD

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EXHIBIT 2

TO SALES AND DISTRIBUTION AGREEMENT

Dated September 30, 2009

CONDITIONS OF SALE

These terms and conditions govern all sales and shipments by Company and Company hereby gives notice of objection to any different or additional terms and conditions, except for such as may be expressly accepted by Company in writing.

Taxes

The price does not include any foreign or United States or provincial, state or local property, license, privilege, sales, use, excise, gross receipts, export or other like taxes which may now or hereafter be applicable, which are all deemed the obligation of the Distributor.  To the extent payment is made by the Company of any such taxes, Distributor agrees to reimburse Company for same.

Excusable Delay

Company shall not be liable for loss, damage, detention or delay, nor be deemed to be in default from causes of Force Majeure (as such term is referred to in section 15(k) of the Agreement accompanying herein.

In the event of delay in performance due to any such cause, the date of delivery will be postponed by such length of time as may be reasonably necessary to compensate for the delay.

Limited Warranty

Company warrants that the products sold by it will be free of defects in workmanship or material as of the date of shipment to Distributor.  Should the Products upon delivery fail to conform to this warranty, Company shall, upon prompt written notice from Distributor and at the Company's expense, correct such non-conformity either by replacement or by refund of the purchase price, at Company’s option in its sole discretion.    THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY WHETHER WRITTEN, ORAL, OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The foregoing shall not apply to any Product or part which has been (a) improperly altered, (b) subjected to misuse, misapplication, negligence or accident by the Distributor or its costumers, or (c) used by the Distributor or its costumers in a manner contrary to Company’s written directions, or (d) to defects in materials provided or design stipulated by Distributor.

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LIMITATION OF LIABILITY

WHETHER ON ACCOUNT OF ANY ALLEGED BREACH OF THIS AGREEMENT OR DEFECTS CLAIMED FOR PRODUCTS FURNISHED HEREUNDER, DELAYS IN DELIVERY OR ANY OTHER CLAIM BASED UPON OR WITH RESPECT TO SUCH PRODUCTS, IN NO EVENT SHALL COMPANY BE LIABLE TO DISTRIBUTOR FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES including, but not limited to, loss of profits or revenue, loss of use of products or facilities or services, downtime cost, or claims of customers of the Distributor for such other damages.

LIABILITY CAP

THE MAXIMUM CUMULATIVE LIABILITY OF COMPANY TO DISTRIBUTOR OR ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE LESSER OF THE AMOUNTS PAID BY DISTRIBUTOR TO COMPANY UNDER THIS AGREEMENT OR [ONE HUNDRED THOUSAND UNITED STATES DOLLARS (US$100,000).

All causes of action against Company arising out of or relating to this Agreement or the performance hereof shall expire unless brought within one (1) year of the time of accrual thereof.

Return Policy

The Products are non-returnable and all sales are final:

In the event that one or more kits are believed to be defective:

Distributor shall email Company explain the alleged defect and the Lot Number and Part Number involved.  The Company will perform its own test on the Lot and make its own evaluation during a reasonable time.   In the event that the Product is deemed to be defective, the Company will, at its expense, either replace the defective part or replace the entire Product(s) as it deems appropriate.

This return policy applies only if the Products are shipped, stored and used by Distributor in accordance with the instructions in the assay booklet, attached herein as Exhibit 4.

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EXHIBIT 3

TO SALES AND DISTRIBUTION AGREEMENT

PRICE LIST

As of the date of the execution of this Agreement, the base price to be paid by Distributor to Company for the DR-70® kit listed in Exhibit A hereof is $500.00 U.S. per 96 well kit, excluding shipping.

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EXHIBIT 4: Assay Booklet Instructions/Insert

Onko-Sure

AMDL-ELISA DR-70® (FDP)

PN: DR2101

Diagnostic Kit for the detection of DR-70® Antigen in human serum.

FOR *IN VITRO* DIAGNOSTIC USE
INTERNATIONAL EDITION

INTENDED USE

This kit is intended for use by clinical laboratories, hospitals or reference laboratories. The reagents are **for *in vitro* use only** and are not intended for internal or external use on human or animal patients.

The AMDL DR-70® assay quantifies the amount of DR-70® tumor marker in patient sera. The DR-70® test is useful as an aid in the detection of cancers. The test should not be used in isolation to make screening, diagnostic, or prognostic decisions.

INTRODUCTION

The findings from a formal clinical trial evaluation of the utility of DR-70® to detect lung cancer indicate that the test correctly identified 66% of all lung cancers and 91.8% of the normal controls.[1] The test identified all types of lung cancer about equally well (non-small cell and small cell). The test was not influenced by alcohol consumption nor by use of tobacco, nor by gender, nor by chronic obstructive pulmonary disease (COPD). The level of DR-70® was also found to correlate with the stage of disease.

A subsequent clinical study using DR-70® immunoassay for the detection of 13 different cancers was conducted with 277 healthy subjects and 136 cancer patients.[2] At a 95% specificity level, the sensitivity of the assay was 87.8%, 92.6%, 65.2% and 66.7% respectively for lung, stomach, breast and rectum cancers. The overall specificity and sensitivity of DR-70® for cancers tested were respectively 95.0% and 83.8%. The predictive values of positive and negative tests were 89.1% and 92.3%, respectively.

In summary, there is substantial evidence that serum levels of DR-70® are increased when malignant tissues are present in the body. Patients with benign tumors were not evaluated.

PRINCIPLES OF THE ASSAY

The AMDL, Inc. DR-70® assay is an ELISA based assay utilizing removable strips in a 96 microwell format. The wells are coated with affinity purified rabbit anti-DR-70® polyclonal antibodies. The DR-70® in diluted sera (1:200) is captured out of the sera by these antibodies immobilized on the well of a microtiter plate. After a wash step, anti-DR-70® antibodies conjugated to horseradish peroxidase are added to the wells. If antigen is present (DR-70®), the anti-DR-70® peroxidase complex will bind to the captured tumor marker to form an immunological sandwich with the immobilized antibodies.

After a second wash step, the enzyme substrate 3,3',5,5'-tetramethylbenzidine (TMB) is added to the well. The end point is read in a microplate reader at 450 nm if the reaction is stopped with 0.1N HCl. The intensity of the color formed is proportional to the amount of DR-70® in the serum. The amount is quantified by interpolation from a standard curve using the calibrators provided with the kit.

DR-70® TEST KIT COMPONENTS

- DR-70® Antibody-Coated Wells, 96 well (DR2201)
- Enzyme Antibody Conjugate (DR2301): 1 vial (12 ml)
- Low Control (DR2401A): 1 vial (500 µl)
- High Control (DR2401B): 1 vial (500 µl)
- DR-70® calibrators (DR2701 A-E): 5 vials (500 µl each) at concentrations of: 0, 0.625, 2.5, 5.0, and 10.0 µg/ml
- Diluent Buffer Concentrate (5X) (DR2901A): 1 vial (40 ml)
- Wash Buffer Concentrate (20X) (DR2901B): 1 vial (50 ml)
- TMB Substrate (DR2601): 1 vial (12 ml)
- Stop Solution (DR2701): 1 vial (12 ml)
- Dilution/Transfer Plate (96 well uncoated Plate)
- Package Insert (4101-CE)

WARNINGS AND PRECAUTIONS

- The AMDL DR-70® assay contains human blood components. The starting materials were tested and were found to be negative for hepatitis B surface antigen (HBSAg) and for HIV-1 p24 (core) antigen. No known test method can offer complete assurance that products derived from human blood will not transmit infection. Therefore, all human blood derivatives should be handled as though they contain an infectious agent. Handle these reagents and human specimens using established good laboratory working practices.
- **Do not** pipette by mouth.
- Wear protective clothing, disposable gloves and goggles throughout the testing procedure.
- All spills should be wiped up promptly and any surfaces contaminated with serum must also be sterilized with appropriate disinfectant such as a 10% v/v solution of sodium hypochlorite.
- The reagents contain 50 µg/ml gentamicin and 2.5 µg/ml amphotericin B as preservatives. Therefore, caution should be taken in handling and disposal of the reagents.
- Kits should not be used beyond the expiration date.
- Residual reagents should be discarded. They must not be pooled and reused.
- Avoid exposing the TMB substrate to strong light during storage or prior to dispensing.

STORAGE

The storage condition for the AMDL DR-70® kit is 2-8°C. Reagents are stable until the expiration date when stored and handled as directed.

EQUIPMENT REQUIRED

The kit contains enough of each reagent to run the assay manually or to meet the requirements of most automated devices that are designed for ELISA using stripwells or the 96 well plate format.

If the test is run manually, the following instruments will be required:

- 8-channel micropipettor that delivers 100 µl
- Micropipettor that delivers 10 µl
- Adjustable micropipettor that delivers 100 - 1000 µl
- Vortex mixer
- Plate washer (Optional)
- Plate reader that reads the 450 nm (kinetic) wavelengths
- Computer (Optional) with software to operate the reader and printer and for data reduction
- Plate sealers (Optional)
- Solution basins

REAGENT PREPARATION

DILUENT BUFFER

Dilute the entire given volume of Diluent Buffer Concentrate (5x) with an additional 160 ml of deionized or distilled water.

CALIBRATORS AND CONTROLS

Kit controls and kit calibrators must be diluted 1:200 with the Diluent Buffer prior to testing. The procedure is as follows for this process:

Label one 12x75 mm glass tube for each of the two controls, and each of the five calibrators.

Dispense 2 ml of Diluent Buffer into each of the tubes.

Vortex the controls and calibrators, then dispense 10 µl of each into the correspondingly labeled tubes.

WASH BUFFER

Dilute the entire given volume of Wash Buffer Concentrate (20x) with an additional 950 ml of deionized or distilled water.

SPECIMEN COLLECTION

The blood should be allowed to clot for approximately 30 minutes at room temperature and the serum should be separated by centrifugation in a standard clinical centrifuge.

The serum fraction should be transferred to storage vials and kept at 4° C. If the samples are not assayed within 24 hours after collection, they should be frozen at -20° C.

- It is preferable to draw patient blood samples in the morning before ingestion of a meal to minimize the degree of lipemia.
- **Plasma is not acceptable. The blood samples must be collected in <u>serum separator tubes.</u> Serum samples <u>only</u> will be used for DR-70® testing.**
- Do not test grossly hemolyzed or lipemic specimens.
- Mix thoroughly after thawing to ensure consistency in the results.
- During shipping, samples must be packaged and labeled in compliance with applicable federal and international regulations.

SPECIMEN PREPARATION

- **Serum samples only** must be used. Dilute each patient serum specimen 1:200 as follows:
  - Label 12x75 mm glass tubes for each serum sample.
  - Dispense 2 ml of Diluent Buffer into each of the tubes.
  - Vortex the serum samples and then dispense 10 µl of each into the correspondingly labeled tubes.

PROCEDURE NOTES

- All specimens and calibrators should be tested in duplicate.
- All kit components and serum to be tested must be allowed to come to room temperature.
- Do not use expired reagents.
- Break off the number of strips needed for the test and place in a microtiter plate holder.
- Microtiter plate strips should be kept in a sealed mylar bag with desiccants and stored at 2-8°C.
- Do not mix reagents from different kit lot's.

ASSAY PREPARATION

Vortex each of the tubes of diluted controls, calibrators and Patient serum and dispense 200 µl from each tube into two wells on the DILUTION PLATE, so that each sample will then be tested in duplicate (two adjacent wells). For example, dispense 200 µl of diluted calibrator A (diluted 1:200) into well A1 and also into well B1 of the dilution plate; 200 µl of diluted calibrator B into wells C1 and D1; 200 µl of diluted calibrator C into wells E1 and F1; 200 µl of diluted calibrator D into wells G1 and H1; 200 µl of diluted calibrator E into wells A2 and B2. Continue in this manner with the two controls and each serum sample.

Manual Method:

1. Using an 8-channel pipettor, transfer from the dilution plate 100 µl diluted serum per well into the DR-70® Antibody coated plate.
2. Incubate at room temperature (22-28°C) for 30 minutes.
3. Wash all the wells 6 times each with 300 µl per well of wash buffer. Invert and blot plate onto clean absorbent paper.

ONKO-SURE - AMDL-ELISA DR-70® (FDP)
PN: DR2101
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4. Dispense 100 µl of the antibody – enzyme conjugate per well using an 8-channel pipettor. Incubate 30 minutes at room temperature (22-28°C).
5. Wash as in step 3 above.
6. Dispense 100 µl of the TMB substrate per well using an 8-channel pipettor.
7. Cover the plate with foil and incubate in a dark area at room temperature (22-28°C) for 15 minutes.
8. Stop the reaction by dispensing 100 µl of stop solution per well, using an 8-channel pipettor.
9. Read immediately at 450 nm.

Automated Method:

1. Program the device to transfer the calibrators, controls and sera from the dilution transfer plate to the DR-70® Antibody coated plate as follows: Transfer 100µl per well into the DR-70® Antibody Coated plate retaining the same order as on the dilution transfer plate.
2. Program the device to incubate at room temperature (22-28°C) for 30 minutes.
3. Program the device to wash all wells 6 times each with 300 µl per well of wash buffer. Program the devise to aspirate the excess liquid and dry completely.
4. Program the device to dispense 100 µl of the antibody enzyme conjugate per well. Incubate 30 minutes at room temperature (22-28°C).
5. Wash as in step 3 above.
6. Program the device to dispense 100 µl of TMB substrate per well.
7. Program the device to incubate *in the dark* at room temperature (22-28°C) for 15 minutes.
8. Stop the reaction by adding 100 µl of stop solution per well.
9. Read immediately at 450 nm.

CALCULATION

! Plot the standard curve on standard graph paper with the optical density on the Y axis versus the µg/ml calibrator values on the X axis. Interpolate the average value for each test specimen from the standard curve. See example below.

! If data reduction software is used, use a linear curve or a quadratic or Four (4) Parameter algorithm to define the standard curve and any of the software programs available to interpolate the sample values from the standard curve.

! If a serum value is greater than the 10 µg/ml calibrator, the sample should be diluted with diluent buffer and then retested. The resultant value must then be corrected for the dilution factor.

EXAMPLE

DR-70® Typical Standard Curve

Calibrator	Value (µg/mL)	Well	O.D.	Mean	Std. Dev.	% CV
A	0.000	A1 B1	0.166 0.150	0.158	0.011	7.2
B	0.625	C1 D1	0.472 0.458	0.465	0.010	2.1
C	2.5	E1 F1	1.880 1.877	1.879	0.002	0.2
D	5.0	G1 H1	1.823 1.837	1.830	0.010	0.5
E	10.0	A2 B2	2.630 2.584	2.607	0.033	1.3

Standard Curve for DR-70 Test
Mean Absorbance at 450 nm
DR-70 Concentration, (ug/mL)
0
1
2
3
0
2
4
6
8
10
12

QUALITY CONTROL

The DR-70® control values must fall within the following concentration ranges:

! Low Control Range 0.14 – 0.51 µg/ml
! High Control Range 1.4 – 5.2 µg/ml

When a control value is out of the specified range test results should be considered invalid and should be retested.

INTERPRETATION

It is recommended that each laboratory establish its own normal and abnormal ranges, based on population studies. Based on in-house studies consisting of 343 healthy normal subjects and 347 subjects of various cancers, it showed that the serum DR-70® value of over 90% of normal subjects are less than 1 µg/ml (Table 1). The established cut-off value used in our laboratory is 1 µg/ml. Values greater than 1.0 µg/ml are considered positive.

TABLE 1

	# samples	% specificity
Healthy normal	343	92
cancer	# samples	% sensitivity
breast	37	51
colorectal	140	74
lung	8	63
ovarian	91	64
stomach	10	60
liver	18	83
lymphoma	8	88
pancreas	31	68

Sensitivity

$$= \frac{\text{true positives}}{\text{true positives + false negatives}} \times 100$$

Specificity

$$= \frac{\text{true negatives}}{\text{true negatives + false positives}} \times 100$$

PERFORMANCE CHARACTERISTICS

Precision

Analysis was conducted at 2 laboratories using three manufacturer lots over twenty days with two runs and two replicates per run. The data obtained in the study was analyzed combining all lots and both sites in order to give an overall picture of inter & intra assay variation. The DR-70® assay as currently configured, performs with acceptable precision for the clinical purpose for which the assay is intended at concentrations considered to be clinically relevant.

TABLE 2

SAMPLE	MEAN CONCENTRATION	MEAN VARIABILITY %
1	0.42 µg/mL	10.41
2	1.31 µg/mL	6.07
3	4.11 µg/mL	6.15
4	0.21 µg/mL	15.60
5	3.03 µg/mL	8.79

Recovery

Serums from normal subjects were spiked with known concentrations of positive cancer serum, and one with DR-70® antigens. The concentration was calculated in Table 3.

TABLE 3

Sample	Initial value µg/mL	conc. added µg/mL	Value obtained µg/mL	%
Serum	0.666	0.337 1.855 2.964	1.031 2.329 3.399	108 90 92
DR70	0.666	1.165 2.354 4.734	1.906 2.836 5.253	107 96 97

$$\% \text{ recovery} = \frac{\text{Obtained value} - \text{Initial value}}{\text{Concentration added}} \times 100$$

Analytical sensitivity

Defined as the concentration value at two (2) standard deviations above the mean rate of absorbance of 20 replicate determinations of the zero calibrator assayed in the same run as 16 replicates of the lowest non-zero calibrator (0.625 µg/ml). The sensitivity limits claimed by the manufacturer is 0.5 µg/ml. The concentration of the upper 95% confidence limit of the mean value of the zero calibrator (mean plus 2 SD) was determined as being 0.0549 µg/ml.

Interference

Added hemoglobin up to 5 mg/mL, lipemia up to 10 mg/mL, bilirubin up to 6 mg/mL, common chemotherapy and over the counter drugs, were tested and found not to interfere with the DR-70® assay.

High Dose Hook Effect

High dose hook effect was not observed up to the DR-70® concentration of 200ug/mL. The highest DR-70® calibrator concentration in the kit is 10ug/mL.

LIMITATIONS

1. The test may give a false positive result with acute infections, autoimmune disorders or trauma.
2. Hemolyzed samples are known to cause higher test results and, therefore, hemolyzed samples may test false positive.
3. Highly lipidic samples may cause suppressed test results; therefore, highly lipidic samples may test false negative.
4. Clotting proteins may cause higher results and therefore, it is important to test serum and not plasma.

BIBLIOGRAPHY

1. Fields, A., S. Poppema, N. Jha, S. Marcushamer, C. McNamee, J. Hanson, J. Samson, J. Kulyk, J. Whittingham and A. Shaw: Serum Levels of Circulating Extracellular Matrix Complex (CEMC) in Lung Cancer Patients: Potential use as a Tumor Marker. 12th International Conference on Human Tumor Markers, June 11-14, New York, New York, 1995.
2. Dongfang Wu, Xin Zhou, Guoliang Yang, Yuntao Xie, Mingbai Hu, Zhangqi Wu, Gang Yang, Minxiang Lu: Clinical Performance of the AMDL DR-70 Immunoassay Kit for Cancer Detection, Journal of Immunoassay, 19(1), 63-72 (1998)

Document No.: 4101-XX
Rev. No.: A
Revision Date: YYYY-MM-DD

Manufacturer:

AMDL, Inc.
2492 Walnut Ave., Suite 100
Tustin, CA 92780-6953
Tel.: (714) 505-4460
FAX: (714) 505-4464

European Authorized Representative:
Medical Device Safety Service GmbH (MDSS)
Schiffgraben 41
D-30175 Hannover
Germany
Tel: +49 511 62 62 86 30
Fax: +49 511 62 62 86 33

CE

ONKO-SURE - AMDL-ELISA DR-70® (FDP)
PN: DR2101
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